
<ARTICLE>                  5

<PERIOD-TYPE>                                        12-MOS
<FISCAL-YEAR-END>                                    MAR-31-1999
<PERIOD-END>                                         MAR-31-1999
<CASH>                                               361,069
<SECURITIES>                                         703,642
<RECEIVABLES>                                        31,351
<ALLOWANCES>                                         000
<INVENTORY>                                          000
<CURRENT-ASSETS>                                     000
<PP&E>                                               12,916,254
<DEPRECIATION>                                       000
<TOTAL-ASSETS>                                       29,698,965<F1>
<CURRENT-LIABILITIES>                                000
<BONDS>                                              000
<PREFERRED-MANDATORY>                                000
<PREFERRED>                                          000
<COMMON>                                             000
<OTHER-SE>                                           17,150,190
<TOTAL-LIABILITY-AND-EQUITY>                         29,698,965<F2>
<SALES>                                              000
<TOTAL-REVENUES>                                     2,234,267<F3>
<CGS>                                                000
<TOTAL-COSTS>                                        000
<OTHER-EXPENSES>                                     2,129,809<F4>
<LOSS-PROVISION>                                     000
<INTEREST-EXPENSE>                                   1,029,682
<INCOME-PRETAX>                                      000
<INCOME-TAX>                                         000
<INCOME-CONTINUING>                                  000
<DISCONTINUED>                                       000
<EXTRAORDINARY>                                      000
<CHANGES>                                            000
<NET-INCOME>                                         (166,712)<F5>
<EPS-BASIC>                                        (2.43)
<EPS-DILUTED>                                        000

<F1>Included in Total Assets:  Tenant security deposits of $92,851,  Investments in Local Limited Partnerships of $15,022,986, Mortgaged escrow deposits of $117,008, Deferred charges, net of $196,874, $168,970 and Other assets of
$284,834. <F2>Included in Total Liabilities and Equity: Accounts payable to affiliates of $104,275, Accounts payable and accrued expenses of $251,458, Mortgage notes payable of $8,547,201, Interest payable of $655,016, Tenant security deposits payable of $78,985, Payable to affiliated developer of $2,482,000 and Minority interest in Local Limited Partnerships of $426,367.
<F3>Total  Revenue  includes:  Rental of $1,802,684, Investment  of $93,535, bad debt  recoveries  of  $119,331  and  other  of $218,717. <F4>Included  in  Other
Expenses: Asset management fees, related party of $199,280, General and administrative of $268,965, Rental operations, exclusive of depreciation of $871,715, Property management fees of 103,724, Bad Debt Expense $12,792, Depreciation of $587,103 and Amortization of $86,230. <F5> Net Loss reflects:
Equity in income of Local Limited Partnerships of $25,001,  Minority interest in
losses  of  Local  Limited  Partnerships  of  $139,073,   Loss  on  liquidation
of interests in Local Limited Partnerships of $(3,750) and Gain on transfer of assets of $589,338.

